Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Greene County Bancshares, Inc.:
We consent to the use of our reports dated February 28, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in Greene County Bancshares Inc.’s 2006 Annual Report on Form 10-K incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ Dixon Hughes PLLC
Atlanta, Georgia
April 3, 2007